MATRIX
BANCORP                                    For more information, please contact:
                                                                  David W. Kloos
                                                         Chief Financial Officer
                                                                  (303) 595-9898
                                                                         MTXC
                                                                        NASDAQ
                                                                        LISTED


               MATRIX BANCORP ANNOUNCES FIRST QUARTER EARNINGS AND
      THE CLOSING OF THE SALE OF MATRIX CAPITAL BANK BRANCHES IN LAS CRUCES

May 3, 2004

Denver, Colorado -- Matrix Bancorp, Inc. (NASDAQ: MTXC) (the "Company") today reported net income of $1.3 million for the quarter ended March 31, 2004, or $0.20 per basic and diluted share, as compared to $1.9 million, or $0.29 per diluted share, for the quarter ended March 31, 2003. The net income for the quarter ended March 31, 2004 consists of income from continuing operations of $1.2 million, or $0.18 per basic and diluted share, and income from discontinued operations of $140 thousand, or $0.02 per basic and diluted share. The net income for the quarter ended March 31, 2003 consisted of a loss from continuing operations of $(340) thousand, or $(0.05) per basic and diluted share, and income from discontinued operations of $2.2 million, or $0.35 per basic share and $0.34 per diluted share. The discontinued operations reflect the results of the wholesale production platform at Matrix Financial Services Corporation that was sold in September of 2003. The earnings from discontinued operations in the current quarter reflect a premium payment the Company earned which ceased effective February 2004, pursuant to the terms of the sale.

The Company's assets totaled $1.75 billion on March 31, 2004, as compared to $1.72 billion at December 31, 2003. The consistency overall is despite changes in various categories of assets and liabilities. Loans receivable decreased $63.0 million, as compared to December 31, 2003, to $1.28 billion at March 31, 2004, primarily due to the pooling of Small Business Administration ("SBA") loans into securities during the quarter. Securities available for sale increased $80.8 million, as compared to December 31, 2003, to $233.3 million at March 31, 2004. This increase occurred due to the acquisitions of mortgage backed securities ("MBS") including collateralized mortgage obligations, and creation of SBA pooled securities at Matrix Bank. Deposits, including custodial escrow balances and brokered certificates of deposit, decreased $15.6 million as compared to December 31, 2003, to $1.04 billion at March 31, 2004 as maturing brokered deposits were not renewed. The decrease in deposits was offset by increases in the Company's borrowings from FHLBank of $40.0 million, to $498.2 million at March 31, 2004.

D. Mark Spencer, President and Co-CEO, commented, "The quarterly results were positive for the Company. By focusing on our core competencies, we have seen progress in our bottom line results due to the steps taken in our initiatives to focus on our banking operations, control costs and seek sustained growth in our fee based service business lines, primarily at Matrix Asset Management and Matrix Bancorp Trading, and in our joint venture investment, Matrix Settlement & Clearance Services."

Mr. Spencer continued, "We have also made progress in implementing our strategic plan. We are pleased to announce today the closing of the sale of Matrix Capital Bank's two retail branches in Las Cruces, New Mexico (originally announced on January 30, 2004). The sale received regulatory approval on April 7, 2004 and closed May 1, 2004. The sale included approximately $78.5 million of deposits and $22.7 million of loans, as well as the real estate and leases associated with the branches. The sale will allow the Company to reduce costs associated with the operations of the retail branch locations, and allow the Company to focus on pursuing additional institutional depository relationships. The sale is not anticipated to significantly impact the operations or liquidity of Matrix Capital Bank or the Company. For more information, please refer to the definitive Branch Purchase and Deposit Assumption Agreement, which was included as exhibit to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004."

Richard V. Schmitz, Chairman of the Board and Co-CEO of the Company added, "Interest rates remained consistent throughout the quarter, near the record lows established in 2003. As a result, we continued to see high levels of amortization on our mortgage servicing rights for the first quarter of 2004, however, these levels were lower than levels experienced in the first quarter of 2003. Additionally, we recorded a $1.2 million impairment provision against the mortgage servicing rights during the quarter ended March 31, 2004, also due to the impact of the low interest rate environment. The financial impact of the impairment provision was substantially offset by hedging gain recognized and recorded in other income."

                              Financial Highlights

Net interest income before provision for loan and valuation losses totaled $10.3 million for the quarter ended March 31, 2004 as compared to $10.7 million for the quarter ended March 31, 2003. The Company's net interest margin decreased to 2.70% for the quarter ended March 31, 2004 as compared to 2.93% for the quarter ended March 31, 2003. The decrease in net interest income and in the net interest margin can be attributed primarily to a decrease in the average rate earned on average interest-earning assets of 66 basis points to 4.64% for the quarter ended March 31, 2004, as compared to 5.30% for the quarter ended March 31, 2003; however, there was an increase in the average balance of interest-earning assets of $68.0 million to $1.54 billion at March 31, 2004, which reduces the financial impact of the decrease in the rate earned. The effects of the decrease in average rate earned was also partially offset by a decrease in the yield on interest-bearing liabilities to 2.20% for the quarter ended March 31, 2004 as compared to 2.73% for the quarter ended March 31, 2003; however, the average balance of interest-bearing liabilities increased by $85.9 million to $1.40 billion at March 31, 2004, which reduces the financial benefit of the decrease in the yield paid. Both the decrease in the yield on interest-earning assets and the cost of the interest-bearing liabilities are attributable to the continued low interest rate environment.

The provision for loan and valuation losses was $1.3 million for the first quarter of 2004 as compared to $700 thousand for the first quarter of 2003. The increase in the provision was due to impairment on one commercial real estate loan at Matrix Capital Bank and additional reserves recorded as a result of increases in historical loss factors related to the Company's homogeneous residential loan portfolio at Matrix Financial.

Noninterest income was $17.4 million for the first quarter of 2004 as compared to $17.8 million for the first quarter of 2003. The consistency overall reflects an increase of $600 thousand in brokerage income and $1.0 million in real estate disposition services. The increases were offset by decreases in loan administration of $1.6 million and gain on sale of loans and securities of $1.4 million. The decrease in loan administration is due the significant decrease in the size of the servicing portfolio to $2.91 billion at March 31, 2004 as compared to $4.38 billion at March 31, 2003. Gains on sale of loans and securities is dependent on market conditions and the timing of sales in the marketplace primarily on loans purchased and resold from our servicing portfolio and SBA loan portfolio.

Noninterest expense for the first quarter of 2004 was $25.1 million as compared to $28.8 million for the first quarter of 2003. The largest decrease occurred in the level of amortization of mortgage servicing rights, which decreased $4.2 million due to an overall decrease in the outstanding balance of our mortgage servicing rights asset as compared to March 31, 2003, despite prepayment speeds that remained high at 27.4% for the quarter ended March 31, 2004 as compared to 31.6% for the quarter ended March 31, 2003. The impact of the decrease in amortization of mortgage servicing rights was offset by a charge of $1.2 million impairment on mortgage servicing rights, which is also due to the low interest rate environment's impact on the value of our mortgage servicing asset.

                           Forward-Looking Statements

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "predict," "believe," "plan," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: third party claims or actions in relation to the ongoing or future bankruptcies of the Company's customers; interest rate fluctuations; level of delinquencies; defaults and prepayments; general economic conditions; competition; government regulation; possible future litigation; the actions or inactions of third parties, and actions or inactions of those that are parties to the existing or future bankruptcies of the Company's customers or litigation related thereto; unanticipated developments in connection with the bankruptcy actions or litigation described above, including judicial variation from existing legal precedent and the decision by one or more parties to appeal decisions rendered; the risks and uncertainties discussed elsewhere in the annual report and in the Company's current report on Form 8-K, filed with the Securities and Exchange Commission on March 14, 2001; and the uncertainties set forth from time to time in the Company's periodic reports, filings and other public statements.

                      MATRIX BANCORP, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (Dollars in thousands, except share information)


                                                                            March 31,            December 31,
                                                                               2004                  2003
                                                                         -----------------     -----------------

                                                                           (Unaudited)

ASSETS

Cash and cash equivalents                                                $        54,625       $        32,538
Interest-earning deposits and federal funds sold                                   6,929                 1,972
Investment securities                                                            233,315               152,508
Loans held for sale, net                                                         934,300               999,454
Loans held for investment, net                                                   346,980               344,802
Mortgage servicing rights, net                                                    34,559                39,744
Other receivables                                                                 37,181                43,884
FHLBank stock, at cost                                                            29,908                30,682
Foreclosed real estate                                                             8,372                 8,538
Premises and equipment, net                                                       24,378                24,981
Bank owned life insurance                                                         20,870                20,613
Other assets, net                                                                 22,406                24,208
                                                                         -----------------     -----------------

    Total assets                                                         $     1,753,823       $     1,723,924
                                                                         =================     =================

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Deposits                                                                 $       948,690       $       974,059
Custodial escrow balances                                                         95,248                85,466
FHLBank borrowings                                                               498,183               458,204
Borrowed money                                                                    56,869                47,970
Junior subordinated debentures owed to unconsolidated
  subsidiary trusts                                                               66,525                66,525
Other liabilities                                                                 14,138                18,508
Income taxes payable and deferred income tax liability                             2,901                 3,508
                                                                         -----------------     -----------------

    Total liabilities                                                          1,682,554             1,654,240

Shareholders' equity:
Common stock, $0.0001 par value                                                        1                     1
Additional paid-in capital                                                        20,615                20,615
Retained earnings                                                                 50,161                48,859
Accumulated other comprehensive income                                               492                   209
                                                                         -----------------     -----------------

    Total shareholders' equity                                                    71,269                69,684
                                                                         -----------------     -----------------

    Total liabilities and shareholders' equity                           $     1,753,823             1,723,924
                                                                         =================     =================


                      MATRIX BANCORP, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except share information)


                                                                                     Quarter Ended
                                                                                       March 31,
                                                                               2004                  2003
                                                                         -----------------     -----------------
                                                                                      (Unaudited)

Interest and dividend income:
  Loans and securities                                                     $      17,597       $        19,168
  Interest-earning deposits                                                          229                   276
                                                                         -----------------     -----------------
    Total interest and dividend income                                            17,826                19,444

Interest expense:
  Deposits                                                                         2,660                 4,023
  Borrowed money and junior subordinated debentures                                4,817                 4,684
                                                                         -----------------     -----------------
    Total interest expense                                                         7,477                 8,707

Net interest income before provision for loan and valuation losses                10,349                10,737
Provision for loan and valuation losses                                            1,299                   695
                                                                         -----------------     -----------------
Net interest income after provision for loan and valuation losses                  9,050                10,042

Noninterest income:
  Loan administration                                                              4,668                 6,269
  Brokerage                                                                        2,952                 2,340
  Trust services                                                                   1,951                 1,613
  Real estate disposition services                                                 2,389                 1,364
  Gain on sale of loans and securities                                             2,084                 3,446
  School services                                                                    671                   616
  Other                                                                            2,695                 2,177
                                                                         -----------------     -----------------
    Total noninterest income                                                      17,410                17,825

Noninterest expense:
  Compensation and employee benefits                                               8,960                 9,066
  Amortization of mortgage servicing rights                                        4,671                 8,899
  Occupancy and equipment                                                          1,559                 1,518
  Postage and communication                                                          587                   707
  Professional fees                                                                  737                   975
  Data processing                                                                    623                   659
  Impairment on mortgage servicing rights                                          1,156
                                                                                                             -
  Other general and administrative                                                 6,842                 6,927
                                                                         -----------------     -----------------
    Total noninterest expense                                                     25,135                28,751
                                                                         -----------------     -----------------

Income (loss) from continuing operations before income taxes                       1,325                 (884)
  Income tax provision (benefit)                                                     160                 (544)
                                                                         -----------------     -----------------
Income (loss) from continuing operations                                           1,165                 (340)
                                                                         -----------------     -----------------

Discontinued operations:
Income from discontinued operations, net of income tax provision of $89
and $1,457, respectively                                                             137                 2,252
                                                                         -----------------     -----------------
Net income                                                               $         1,302       $         1,912
                                                                         =================     =================


                                                                                        Quarter Ended
                                                                                          March 31,
                                                                                 2004                    2003
                                                                         -----------------     -----------------

Income (loss) from continuing operations
   per share - basic                                                     $          0.18       $        (0.05)
                                                                         -----------------     -----------------
Income (loss) from continuing operations
   per share - assuming dilution                                         $          0.18       $        (0.05)
                                                                         -----------------     -----------------

Income from discontinued operations per
   share - basic                                                         $          0.02       $          0.35
                                                                         -----------------     -----------------
Income from discontinued operations per
   share - assuming dilution                                             $          0.02       $          0.34
                                                                         -----------------     -----------------

Net income per share - basic                                             $          0.20       $          0.30
                                                                         =================     =================
Net income per share - assuming dilution                                 $          0.20       $          0.29
                                                                         =================     =================


                      MATRIX BANCORP, INC. AND SUBSIDIARIES
                    OPERATING RATIOS AND OTHER SELECTED DATA
                 (Dollars in thousands except share information)

                                                                                      Quarter Ended
                                                                                        March 31,
                                                                               2004                  2003
                                                                         -----------------     ------------------
                                                                                       (Unaudited)

Weighted average shares - basic                                                 6,518,981              6,490,776
Weighted average shares - assuming dilution                                     6,582,303              6,531,406
Number of shares outstanding at end of period                                   6,518,981              6,491,043

Average Balances
Loans receivable                                                         $      1,368,959      $       1,392,723
Interest-earning assets                                                         1,535,897              1,467,946
Total assets                                                                    1,739,442              1,681,274
Interest-bearing deposits                                                         792,692                809,584
FHLBank and other borrowings                                                      566,850                464,045
Interest-bearing liabilities                                                    1,359,542              1,273,629
Shareholders' equity                                                               70,091                 67,763

Operating Ratios & Other Selected Data (1)
  Return on average equity                                                           7.43 %                11.29  %
  Net interest margin (2)                                                            2.70 %                 2.93  %
  Net interest margin - Matrix Capital Bank(2)                                       3.04 %                 3.01  %
  Operating efficiency ratio(3)                                                     73.72 %                69.50  %
  Balance of servicing portfolio                                         $      2,910,422      $       4,380,876
  Average prepayment rate on owned servicing portfolio                              27.43 %                31.60  %
  Book value per share (end of period)                                   $          10.93      $           10.61

Loan Performance Ratios(1)
--------------------------
  Net charge offs/average loans                                                      0.04 %                 0.09  %
  Allowance for loan and valuation losses/total loans                                0.81 %                 0.63  %

--------------------------

(1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2) Net interest margin has been calculated by dividing net interest income before loan and valuation loss provision by average interest-earning assets.
(3) The operating efficiency ratio has been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income. Operating income is equal to net interest income before provision for loan and valuation losses plus noninterest income.